EXHIBIT 99.1

                      1999 Annual Report



                                                 The Potomac Edison
                                                  The Potomac Edison Company



STATEMENT OF INCOME


                                                            YEAR ENDED DECEMBER 31
(Thousands of Dollars)
                                                          1999        1998        1997

Electric Operating Revenues:
  Residential...........................................$330,299    $309,058    $299,876
  Commercial............................................ 168,469     156,973     148,287
  Industrial............................................ 212,205     206,638     198,174
  Wholesale and other, including affiliates.............. 17,712      38,426      38,857
  Bulk power transactions, net........................... 24,572      26,399      23,587
    Total Operating Revenues.............................753,257     737,494     708,781

Operating Expenses:
  Operation:
    Fuel.................................................138,194     143,124     140,206
    Purchased power and exchanges, net...................127,010     138,277     140,183
    Deferred power costs, net............................ 30,650       1,812      (4,944)
    Other................................................100,299      86,785      83,905
  Maintenance............................................ 57,257      52,186      56,815
  Depreciation and amortization.......................... 75,917      74,344      71,763
  Taxes other than income taxes.......................... 50,924      49,567      47,585
  Federal and state income taxes......................... 37,284      52,603      44,496
    Total Operating Expenses.............................617,535     598,698     580,009
    Operating Income.....................................135,722     138,796     128,772

Other Income and Deductions:
  Allowance for other than borrowed funds used
    during construction..................................    748         597       1,716
  Other income, net......................................  7,770       9,297      13,976
    Total Other Income and Deductions....................  8,518       9,894      15,692
    Income Before Interest Charges and
      Extraordinary Charge.......                        144,240     148,690     144,464

Interest Charges:
  Interest on long-term debt............................. 42,870      46,010      47,659
  Other interest.........................................  2,032       2,177       2,164
  Allowance for borrowed funds used during construction.. (1,245)       (979)     (1,114)
    Total Interest Charges............................... 43,657      47,208      48,709

Income Before Extraordinary
Charge................................................  $100,583    $101,482    $ 95,755

Extraordinary Charge, Net.............................   (16,949)

Net Income............................................  $ 83,634    $101,482    $ 95,755



STATEMENT OF RETAINED EARNINGS

Balance at January 1................................... $312,522    $239,391    $227,726
Add:
  Net income...........................................   83,634     101,482      95,755

                                                         396,156     340,873     323,481
Deduct:
  Dividends on capital stock:
    Preferred stock....................................      545         818         818
    Common stock.......................................  145,055      27,533      83,272
  Cumulative preferred stock redemption premiums.......      524
      Total deductions.................................  146,124      28,351      84,090
Balance at December 31................................. $250,032    $312,522    $239,391



See accompanying notes to financial statements.

                                                  The Potomac Edison Company





STATEMENT OF CASH FLOWS


                                                            YEAR ENDED DECEMBER 31
(Thousands of Dollars)
                                                        1999        1998*        1997*

Cash Flows from Operations:
  Net income.........................................$  83,634   $ 101,482    $ 95,755
  Extraordinary charge, net of taxes.................   16,949         -           -
  Income before extraordinary charge.................  100,583     101,482      95,755
  Depreciation and amortization......................   75,917      74,344      71,763
  Deferred revenues..................................   34,849         -           -
  Deferred investment credit and income taxes, net...  (13,702)      8,682       5,984
  Deferred power costs, net..........................   30,650       1,812      (4,944)
  Unconsolidated subsidiaries'
    dividends in excess of earnings..................    3,080       9,607       1,058
  Allowance for other than borrowed funds used during
    construction.....................................     (748)       (597)     (1,716)
  Internal restructuring liability...................      -        (1,187)    (13,783)
  Write-off of generation project costs..............    5,344         -           -
  Changes in certain current assets and liabilities:
    Accounts receivable, net.........................    5,559       3,185      (1,905)
    Materials and supplies...........................    2,389      (4,462)       (764)
    Accounts payable.................................  (37,429)     14,889       9,826
  Other, net.........................................   (2,629)      8,065      10,020

                                                       203,863     215,820     171,294

Cash Flows from Investing:
  Construction expenditures (less allowance for other
    than borrowed funds used during construction)....  (90,874)    (59,928)    (76,582)

Cash Flows from Financing:
  Retirement of preferred stock......................  (16,902)        -           -
  Issuance of long-term debt.........................    9,300      33,200         -
  Retirement of long-term debt.......................      -       (86,655)       (800)
  Funds on deposit with trustee......................   (3,133)        -
  Short-term debt, net...............................      -           -        (7,497)
  Notes receivable from affiliates...................    9,300      (7,850)     (1,450)
  Notes receivable from subsidiary...................   66,750     (66,750)        -
  Dividends on capital stock:
    Preferred stock..................................     (545)       (818)       (818)
    Common stock..................................... (145,055)    (27,533)    (83,272)

                                                       (80,285)   (156,406)    (93,837)

Net Change in Cash and Temporary Cash Investments....   32,704        (514)        875
Cash at January 1....................................    1,805       2,319       1,444
Cash and temporary cash investments at December 31...$  34,509   $   1,805    $  2,319

Supplemental Cash Flow Information:
  Cash paid during the year for:
    Interest (net of amount capitalized).............$  41,939   $  46,770    $ 47,642
    Income taxes.....................................   54,770      41,132      36,705




*Certain amounts have been reclassified for comparative purposes.
 See accompanying notes to financial statements.

                                                  The Potomac Edison Company


BALANCE SHEET


(Thousands of Dollars)

                                                                     DECEMBER 31
ASSETS
                                                                 1999           1998*
Property, Plant, and Equipment:
  Utility plant...............................................$2,264,783     $2,199,509
  Nonutility plant............................................     3,967          3,854
  Construction work in progress...............................    53,354         46,353
                                                               2,322,104      2,249,716
  Accumulated depreciation....................................  (998,710)      (926,840)

                                                               1,323,394      1,322,876
Investments and Other Assets:
  Allegheny Generating Company--common stock at equity........    43,258         46,277

  Other.........................................................     410            473

                                                                  43,668         46,750
Current Assets:
  Cash and temporary cash investments.........................    34,509          1,805
  Accounts receivable:
    Electric service..........................................    88,789         79,373
    Affiliated and other......................................    27,494         41,138
    Allowance for uncollectible accounts......................    (3,534)        (2,203)
  Notes receivable from affiliate.............................                    9,300
  Notes receivable from subsidiary............................                   66,750
  Materials and supplies--at average cost:
    Operating and construction................................    26,047         29,922
    Fuel......................................................    15,584         14,098
  Prepaid taxes...............................................    15,914         15,727
  Other.......................................................     2,877          1,987

                                                                 207,680        257,897

Deferred Charges:
  Regulatory assets...........................................    46,121         66,792
  Unamortized loss on reacquired debt.........................    14,226         19,012

Other.........................................................     3,762         15,292

                                                                  64,109        101,096
Total.........................................................$1,638,851     $1,728,619


CAPITALIZATION AND LIABILITIES

Capitalization:
  Common stock, other paid-in capital, and retained earnings..$  700,422     $  762,912
  Preferred stock.............................................                   16,378
  Long-term debt and QUIDS....................................   510,344        578,817

                                                              $1,210,766      1,358,107
Current Liabilities:
  Long-term debt due within one year..........................    75,000
  Accounts payable............................................    31,331         35,087
  Accounts payable to affiliates..............................    36,433         70,106
  Taxes accrued:
    Federal and state income..................................     5,861          6,430
    Other.....................................................    19,211         18,922
  Interest accrued............................................     7,321          7,193
  Other.......................................................    33,170          8,770

                                                                 208,327        146,508
Deferred Credits and Other Liabilities:
  Unamortized investment credit...............................    17,720         19,592
  Deferred income taxes.......................................   159,351        182,555
  Regulatory liabilities......................................    25,319         11,233
  Other.......................................................    17,368         10,624

                                                                 219,758        224,004
Commitments and Contingencies (Note L)
Total.........................................................$1,638,851     $1,728,619



*Certain amounts have been reclassified for comparative purposes.
 See accompanying notes to financial statements.

                                                  The Potomac Edison Company




STATEMENT OF CAPITALIZATION


                                                                            DECEMBER 31
                                                               1999     1998              1999     1998
                                                              (Thousands of Dollars)  (Capitalization Ratios)
Common Stock:
  Common stock--no par value, authorized 23,000,000
    shares, outstanding 22,385,000 shares............          $  447,700  $ 447,700
  Other paid-in capital..............................               2,690      2,690
  Retained earnings..................................             250,032    312,522
      Total..........................................             700,422    762,912      57.8%    56.2%

Preferred Stock:
 Cumulative preferred stock-par value $100 per share, 5,378,611 shares authorized:



            December 31, 1999

                  Shares       Date of
    Series     Outstanding      Issue
    [S]            [C]          [C]                  [C]              [C]
    3.60% ....     None         1946                 6,378
    $5.88 C...     None         1967                10,000
      Total ........................................16,378            1.2



See Note I for information regarding the redemption of Cumulative preferred stock.

Long-Term Debt and QUIDS:

  First mortgage    Date of        Date       Date
  bonds:             Issue      Redeemable    Due
    5-7/8% ......     1993         2000       2000                75,000      75,000
    8    % ......     1991         2001       2006                50,000      50,000
    8    % ......     1992         2002       2022                55,000      55,000
    7-3/4% ......     1993         2003       2023                45,000      45,000
    8    % ......     1994         2004       2024                75,000      75,000
    7-5/8% ......     1995         2005       2025                80,000      80,000
    7-3/4% ......     1995         2005       2025                65,000      65,000




                                   December 31, 1999
                                     Interest Rate


  Quarterly Income Debt Securities
    due 2025........................      8.00%                   45,457      45,457
  Secured notes due 2007-2029.......  4.70%-6.875%               101,000      91,700
  Unsecured note due 2002...........      4.35%                    3,200       3,200
  Unamortized debt discount..........................             (6,180)     (6,540)
      Total (annual interest requirements $43,037)...            588,477     578,817
  Less current maturities............................            (75,000)
  Less amounts on deposit with trustee...............             (3,133)
    Total............................................            510,344     578,817      42.2     42.6

Total Capitalization.................................         $1,210,766  $1,358,107     100.0%   100.0%


See accompanying notes to financial statements.

                                                The Potomac Edison Company


NOTES TO FINANCIAL STATEMENTS
(These notes are an integral part of the financial statements.)

NOTE A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Potomac Edison Company (the Company) is a wholly owned utility subsidiary of Allegheny Energy, Inc. (Allegheny Energy) and is a part of the Allegheny Energy integrated electric utility system (the System). The Company and its utility affiliates, Monongahela Power Company (Monongahela Power) and West Penn Power Company (West Penn), collectively now doing business as Allegheny Power, are engaged in the generation (except West Penn), purchase, transmission, distribution, and sale of electric energy. The Company operates as a single utility segment in the states of Maryland, Virginia, and West Virginia.

See Note B for significant changes in the Maryland regulatory environment. Certain amounts in the December 31, 1998, balance sheet and in the December 31, 1998, and 1997 statement of cash flows have been reclassified for comparative purposes.

The Company is subject to regulation by the Securities and Exchange Commission (SEC), the Maryland Public Service Commission (Maryland PSC), the Public Service Commission of West Virginia (W.Va. PSC) and the Virginia State Corporation Commission (Virginia SCC), and by the Federal Energy Regulatory Commission
(FERC). Significant accounting policies of the Company are summarized below.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingencies during the reporting period, which in the normal course of business are subsequently adjusted to actual results.

Revenues
Revenues, including amounts resulting from the application of fuel and energy cost adjustment clauses, are recognized in the same period in which the related electric services are provided to customers. Revenues of $63 million from one industrial customer were 8% of total electric operating revenues in 1999.

Deferred Power Costs, Net
The costs of fuel, purchased power, and certain other costs, and revenues from sales to other utilities and power marketers, including transmission services, are deferred until they are either recovered from or credited to customers under fuel and energy cost-recovery procedures in Maryland, Virginia, and West Virginia. The Company will discontinue this practice in Maryland, effective July 1, 2000.

Property, Plant, and Equipment
Property, plant, and equipment, including facilities owned with affiliates in the System, are stated at original cost, less contributions in aid of construction, except for capital leases, which are recorded at present value. Costs include direct labor and material; allowance for funds used during construction (AFUDC) on property for which construction work in progress is not included in rate base; and indirect costs such as administration, maintenance, and depreciation of transportation and construction equipment,

                                                  The Potomac Edison Company


postretirement benefits, taxes, and other benefits related to employees engaged in construction.

The cost of depreciable property units retired, plus removal costs less salvage, are charged to accumulated depreciation.

The Company capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over a five-year period beginning upon a project's completion.

Allowance for Funds Used During Construction
AFUDC, an item that does not represent current cash income, is defined in applicable regulatory systems of accounts as including "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used." AFUDC is recognized as a cost of property, plant, and equipment. Rates used for computing AFUDC in 1999, 1998, and 1997 were 9.68%, 9.83%, and 9.75%, respectively.

AFUDC is not included in the cost of construction when the cost of financing the construction is being recovered through rates, which is the treatment in Virginia.

Depreciation and Maintenance
Depreciation expense is determined generally on a straight-line method based on estimated service lives of depreciable properties and amounted to approximately 3.5% of average depreciable property in each of the years 1999, 1998, and 1997. The cost of maintenance and of certain replacements of property, plant, and equipment is charged principally to operating expense when incurred.

Temporary Cash Investments
For purposes of the statement of cash flows, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

Regulatory Assets and Liabilities
In accordance with the Financial Accounting Standards Board's
(FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements include certain assets and liabilities resulting from cost-based ratemaking regulation.

Income Taxes
The Company joins with its parent and affiliates in filing a consolidated federal income tax return. The consolidated tax liability is allocated among the participants generally in proportion to the taxable income of each participant, except that no subsidiary pays tax in excess of its separate return tax liability.

Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in another period. Deferred tax assets and liabilities represent the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities computed using the most current tax rates.

                                                  The Potomac Edison Company


The Company has deferred the tax benefit of investment tax credits. Investment tax credits are amortized over the estimated service lives of the related properties.

Postretirement Benefits
All of the employees of Allegheny Energy are employed by Allegheny Energy Service Corporation (AESC), which performs services at cost for the Company and its affiliates in accordance with the Public Utility Holding Company Act of 1935 (PUHCA). Through AESC, the Company is responsible for its proportionate share of postretirement benefit costs. AESC provides a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on the employee's years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed income securities, short-term investments, and insurance contracts.

AESC also provides partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. The funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. Funding of these benefits is made primarily into Voluntary Employee Beneficiary Association trust funds. Medical benefits are self-insured. The life insurance plan is paid through insurance premiums.

Comprehensive Income
SFAS No. 130, "Reporting Comprehensive Income," effective for 1998, established standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses) in the financial statements. The Company does not have any elements of other comprehensive income to report in accordance with SFAS No. 130.

NOTE B:  INDUSTRY RESTRUCTURING

Maryland Deregulation
On September 23, 1999, the Company filed a settlement agreement (covering its stranded cost quantification mechanism, price protection mechanism, and unbundled rates) with the Maryland PSC. The agreement was signed by all parties active in the case except Eastalco, which stated that it would not oppose it. The settlement agreement, which was approved by the Maryland PSC on December 23, 1999, includes the following provisions:

- The ability for nearly all of our 211,000 Maryland customers to have the option of choosing an electric generation supplier starting July 1, 2000.

- The transfer of the Company's Maryland jurisdictional generating assets to a nonutility affiliate at book value as of July 1, 2000.

- A reduction in base rates of 7% ($10.4 million each year totaling $72.8 million) for residential customers from 2002 through 2008. A reduction in base rates of one-half of 1% ($1.5 million each year totaling $10.5 million) for the majority of commercial and industrial customers from 2002 through 2008.

                                                  The Potomac Edison Company


- Standard Offer Service (provider of last resort) will be provided to residential customers during a transition period from July 1, 2000, to December 31, 2008, and to all other customers during a transition period of July 1, 2000, to December 31, 2004.

- A cap on generation rates for residential customers from 2002 through 2008. Generation rates for non-residential customers are capped from 2002 through 2004.

- A cap on transmission and distribution rates for all customers from 2002 through 2004.

- Unless the Company is subject to significant changes that would materially affect the Company's financial condition, the parties agree not to seek a reduction in rates which would be effective prior to January 1, 2005.

- The recovery of all purchased power costs incurred as a result of the contract to buy generation from the AES Warrior Run cogeneration facility.

- The establishment of a fund (not to exceed $.001 per Kilowatt-hour (kWh) for residential customers) for the development and use of energy-efficient technologies.

The Maryland PSC on December 23, 1999 also approved the Company's unbundled rates covering the period 2000 through 2008.

West Virginia Activities
In March 1998, legislation was passed by the West Virginia Legislature that directed the W.Va. PSC to meet with all interested parties to develop a restructuring plan which would meet the dictates and goals of the legislation. Interested parties formed a Task Force that met during 1998, but the Task Force was unable to reach a consensus on a model for restructuring. The W.Va. PSC held hearings in August 1999 that addressed certification, licensing, bonding, reliability, universal service, consumer protection, code of conduct, subsidies, and stranded costs. The W.Va. PSC on December 20, 1999 released for comment and hearings a modified version of a proposal submitted by members of the Task Force, including the Company and its affiliate, Monongahela Power, following the August 1999 hearings that could open full retail competition as early as January 1, 2001. The production of power would be deregulated and electricity rates would be frozen for four years with rates gradually transitioning to market rates over the six years thereafter. After hearings in January 2000, the W.Va. PSC submitted a restructuring plan endorsed by members of the Task Force, including the Company and Monongahela Power, to the Legislature for approval.

Virginia Activities
On March 25, 1999, the Governor of Virginia signed the Virginia Electric Utility Restructuring Act (Restructuring Act) passed by the Virginia General Assembly. All utilities must submit a restructuring plan by January 1, 2001, to be effective on January 1, 2002. Customer choice will be phased in beginning on January 1, 2002, with full customer choice by January 1, 2004. The Legislative Transition Task Force on Electric Utility Restructuring, which was established by the Restructuring Act to oversee the implementation of customer choice, held hearings in the summer and fall of 1999 on a number of issues concerning the implementation of retail competition in Virginia. Parties have also been working with the Virginia SCC Staff to develop the

                                                  The Potomac Edison Company


rules governing the proposed retail pilot programs of other utilities in the state.

NOTE C:  ACCOUNTING FOR THE EFFECTS OF PRICE DEREGULATION

In 1997, the Emerging Issues Task Force (EITF) issued EITF No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statement Nos. 71 and 101." The EITF agreed that, when a rate order that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued, the entity should cease to apply SFAS No. 71 to that separable portion of its business.

On December 23, 1999, the Maryland PSC approved a settlement agreement dated September 23, 1999, setting forth the transition plan to deregulate electric generation for the Company's Maryland jurisdiction. As required by EITF 97-4, the Company discontinued the application of SFAS No. 71 for its Maryland jurisdiction electric generation operations in the fourth quarter of 1999. As a result, the Company recorded under the provisions of SFAS No. 101, "Accounting for the Discontinuation of Application of FASB Statement No. 71," an extraordinary charge of $26.9 million ($17.0 million after taxes) reflecting the impairment of certain generating assets as determined under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" based on the expected future cash flows, and net regulatory assets associated with generating assets that will not be collected from customers as shown below:


(Millions of Dollars)                        Gross          Net-of-Tax

Impaired generating assets                     $14.5          $9.9
Net regulatory assets                           12.4           7.1
  Total 1999 extraordinary charge              $26.9         $17.0


The Balance Sheet includes the amounts listed below for generation assets not subject to SFAS No. 71.

                                                   December       December
(Millions of Dollars)                                1999           1998

Property, plant, and equipment at original
  cost                                              $ 563.9       $   -
Amounts under construction included above              17.6           -
Accumulated depreciation                             (298.7)          -

The legislation passed in Virginia established a definitive process for transition to deregulation and market-based pricing for electric generation. However, the deregulation plans and their terms in Virginia will not be known until relevant regulatory proceedings are complete and final orders are received. The Company is unable to predict the effect of discontinuing SFAS No. 71 in Virginia, but it may be required to write off unrecoverable regulatory assets, impaired assets, and uneconomic commitments. Also the Company is unable to predict the outcome of the deregulation process in West Virginia until further actions are taken by the Legislature and the W.Va. PSC.

                                                  The Potomac Edison Company



NOTE D:  INCOME TAXES

Details of federal and state income tax provisions are:


(Thousands of Dollars)                       1999         1998         1997

Income taxes--current:
  Federal..............................    $48,024      $40,003      $36,126
  State................................      6,291        5,569        5,264
    Total..............................     54,315       45,572       41,390
Income taxes--deferred, net of
  amortization.........................    (11,830)      10,559        8,136
Income taxes--deferred,
  extraordinary charge.................     (9,949)
Amortization of deferred investment
  credit...............................     (1,872)      (1,877)      (2,152)
    Total income taxes.................     30,664       54,254       47,374
Income taxes--charged to other
  income and deductions................     (3,329)      (1,651)      (2,878)
Income taxes-credited to
  extraordinary charge.................      9,949
Income taxes--charged to operating
  income...............................    $37,284      $52,603      $44,496



The total provision for income taxes is different from the amount produced by applying the federal income statutory tax rate of 35% to financial accounting income, as set forth below:


(Thousands of Dollars)                       1999         1998         1997
Income before income taxes
  and extraordinary charge.............    $137,867     $154,085    $140,251
Amount so produced.....................    $ 48,253     $ 53,930    $ 49,088
Increased (decreased) for:
  Tax deductions for which deferred
    tax was not provided:
      Lower tax depreciation...........       1,065        2,800       2,900
      Plant removal costs..............      (2,596)        (800)       (700)
  State income tax, net of federal
    income tax benefit.................       2,692        5,100       4,400
  Amortization of deferred investment
    credit.............................      (1,872)      (1,878)     (2,152)
  Equity in earnings of subsidiaries...      (2,058)      (2,200)     (3,100)
  Other, net...........................      (8,200)      (4,349)     (5,940)
    Total..............................    $ 37,284     $ 52,603    $ 44,496


                                                  The Potomac Edison Company


The provision for income taxes for the extraordinary charge is different from the amount produced by applying the federal income statutory tax rate of 35% to the gross amount, as set forth below:

(Thousands of Dollars)                       1999

Extraordinary charge before
  income taxes.........................    $26,899
Amount so produced.....................    $ 9,415
Increased for state income tax, net
  of federal income tax benefit........        534
    Total..............................    $ 9,949


Federal income tax returns through 1995 have been examined and substantially settled. At December 31, the deferred tax assets and liabilities consisted of the following:


(Thousands of Dollars)                                  1999     1998
Deferred tax assets:
  Contributions in aid of construction............   $ 12,645 $ 13,845
  Tax interest capitalized........................     12,218   12,096
  Unamortized investment tax credit...............     11,578   11,442
  Postretirement benefits other than pensions.....      6,523    5,770
  Unbilled revenue................................      3,492    3,492
  Internal restructuring..........................      2,344    2,344
  Advances for construction.......................        387      914
  Other...........................................     15,598    3,685
                                                       64,785   53,588
Deferred tax liabilities:
  Book vs. tax plant basis differences, net.......    219,388  218,434
  Other...........................................      2,570   16,814
                                                      221,958  235,248
Total net deferred tax liabilities................    157,173  181,660
Portion above included in current assets..........      2,178      895
    Total long-term net deferred tax liabilities..   $159,351 $182,555


NOTE E:  ALLEGHENY GENERATING COMPANY

The Company owns 28% of the common stock of Allegheny Generating Company (AGC), and affiliates of the Company own the remainder. AGC is reported by the Company in its financial statements using the equity method of accounting. AGC owns an undivided 40% interest, 840 MW, in the 2,100-MW pumped-storage hydroelectric station in Bath County, Virginia, operated by the 60% owner, Virginia Electric and Power Company, a nonaffiliated utility.

AGC recovers from the Company and its affiliates all of its operation and maintenance expenses, depreciation, taxes, and a return on its investment under a wholesale rate schedule approved by the FERC. AGC's rates are set by

                                                  The Potomac Edison Company


a formula filed with and previously accepted by the FERC. The only component which changes is the return on equity (ROE). Pursuant to a settlement agreement filed April 4, 1996, with the FERC, AGC's ROE was set at 11% for 1996 and will continue until the time any affected party seeks renegotiation of the ROE.

Following is a summary of financial information for AGC:

                                                        December 31
(Thousands of Dollars)                                1999        1998

Balance sheet information:
  Property, plant, and equipment...............     $601,717    $618,608
  Current assets...............................        7,261       5,857
  Deferred charges.............................       11,905      14,993
    Total assets...............................     $620,883    $639,458

  Total capitalization.........................     $303,422    $314,105
  Current liabilities..........................       65,463      75,849
  Deferred credits.............................      251,998     249,504
    Total capitalization and liabilities.......     $620,883    $639,458




                                                 Year Ended December 31
(Thousands of Dollars)                       1999         1998         1997

Income statement information:
  Electric operating revenues.........     $70,592      $73,816     $76,458
  Operation and maintenance expense...       5,023        4,592       4,877
  Depreciation........................      16,980       16,949      17,000
  Taxes other than income taxes.......       4,510        4,662       4,835
  Federal income taxes................       9,997       10,959      11,213
  Interest charges....................      13,261       13,987      15,391
  Other income, net...................        (394)         (86)     (9,126)
    Net income........................     $21,215      $22,753     $32,268




The Company's share of the equity in earnings was $5.9 million, $6.4 million, and $9.0 million for 1999, 1998, and 1997, respectively, and is included in other income, net, on the Company's Statement of Income.

NOTE F:  POSTRETIREMENT BENEFITS

As described in Note A, the Company is responsible for its proportionate share of the cost of the pension plan and medical and life insurance plans for eligible employees and dependents provided by AESC. The Company's share of the (credits) costs of these plans, a portion of which (approximately 35%) was credited or charged to plant construction, is shown below:




(Thousands of Dollars)                       1999         1998       1997

Pension................................     $(1,210)     $ (323)  $(1,745)
Medical and life insurance.............     $ 4,756      $4,893   $ 4,007


                                                  The Potomac Edison Company


NOTE G:  REGULATORY ASSETS AND LIABILITIES

The Company's operations are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets, net of regulatory liabilities, reflected in the balance sheet at December 31 relate to:


(Thousands of Dollars)                                 1999        1998

Long-term assets (liabilities), net:
  Income taxes, net.............................     $34,451    $45,847
  Postretirement benefits.......................       1,292      1,292
  Demand-side management........................         184      8,157
  Deferred revenues.............................      (14,900)
  Other, net....................................        (225)       263
    Subtotal....................................      20,802     55,559
Deferred power costs, net (reported in other
  deferred credits).............................      (9,900)    (2,455)
     Subtotal...................................      10,902     53,104
Current assets (liabilities), net (reported in
    other current assets/liabilities):
  Deferred power costs, net.....................      (7,859)       333
  Deferred revenues.............................     (19,949)
    Subtotal....................................     (27,808)       333
      Net Regulatory (Liability) Asset..........    ($16,906)   $53,437


Future deregulation proceedings in Virginia and West Virginia may affect the ratemaking treatment of the net regulatory assets related to generation in these jurisdictions. See Notes B and C for a discussion of the deregulation plan approved in Maryland.
At this time, the Company cannot determine the effect of deregulation plans in Virginia and West Virginia.
                                    - 30 -
                                                  The Potomac Edison Company


NOTE H:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair value of financial instruments at December 31 were as follows:


                                      1999                     1998
                             Carrying       Fair       Carrying     Fair
(Thousands of Dollars)        Amount        Value       Amount      Value

Assets:
  Temporary cash
    investments..........    $ 31,350     $ 31,350      $   -      $   -
Liabilities:
  Long-term debt and
    QUIDS................     594,657      556,732      585,357     607,726



The carrying amount of temporary cash investments approximates the fair value because of the short maturity of these instruments. The fair value of long-term debt and QUIDS was estimated based on actual market prices or market prices of similar issues. The Company had no financial instruments held or issued for trading purposes.

NOTE I:  CAPITALIZATION

Preferred Stock
The Company called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $.5 million on September 30, 1999, with funds on hand.

Long-Term Debt and QUIDS
Maturities for long-term debt in thousands of dollars for the next five years are: 2000, $75,000; 2001, none; 2002, $3,200;
2003, none; and 2004, none. Substantially all of the properties of the Company are held subject to the lien securing its first mortgage bonds. Some properties are also subject to a second lien securing certain pollution control and solid waste disposal notes. Certain first mortgage bond series are not redeemable by certain refunding until dates established in the respective supplemental indentures.

NOTE J:  SHORT-TERM DEBT

To provide interim financing and support for outstanding commercial paper, the Company has established lines of credit with several banks. The Company has SEC authorization for total short-term borrowings of $130 million, including money pool borrowings described below. The Company has fee arrangements on all of its lines of credit and no compensating balance requirements. In addition to bank lines of credit, an Allegheny Energy internal money pool accommodates intercompany short-term borrowing needs, to the extent that certain of the regulated companies have funds available. The Company had no short-term debt outstanding at December 31, 1999 or December 31, 1998.

NOTE K:  RELATED PARTY TRANSACTION

All of the employees of Allegheny Energy are employed by AESC, which performs services at cost for the Company and its affiliates in accordance with the PUHCA. Through AESC, the Company is responsible for its proportionate share of services provided by AESC. The total billings by AESC (including capital)

                                                  The Potomac Edison Company


to the Company for each of the years of 1999, 1998, and 1997 were $114.2 million, $89.7 million, and $80.7 million, respectively.
The Company buys power from and sells power to its affiliates at tariff rates approved by the FERC.

NOTE L:  COMMITMENTS AND CONTINGENCIES

Construction Program
The Company has entered into commitments for its construction programs, for which expenditures are estimated to be $88 million for 2000 and $72 million for 2001. Construction expenditure levels in 2002 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the Clean Air Act Amendments of 1990 (CAAA) and the extent to which environmental initiatives currently being considered become mandated. The Company estimates that its banked emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Environmental Matters and Litigation
The Company is subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require the Company to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.

The Environmental Protection Agency (EPA) issued its final regional nitrogen oxides (NOx) State Implementation Plan (SIP) call rule on September 24, 1998. The EPA's SIP call rule found that 22 eastern states (including Maryland, Pennsylvania, and West Virginia) and the District of Columbia are all contributing significantly to ozone nonattainment in downwind states. The final rule declares that this downwind nonattainment will be eliminated (or sufficiently mitigated) if the upwind states reduce their NOx emissions by an amount that is precisely set by the EPA on a state-by-state basis. The final SIP call rule requires that all state-adopted NOx reduction measures must be incorporated into SIPs by September 1999 and must be implemented by May 1, 2003. However, the EPA's NOx SIP call regulation is currently under litigation in the District of Columbia Circuit Court of Appeals, and a decision is expected by spring 2000. The Company's compliance with these requirements would require the installation of post-combustion control technologies on most, if not all, of its power stations at a cost of approximately $106 million. The Company continues to work with other coal-burning utilities and other affected constituencies in coal-producing states to challenge this EPA action.

On March 4, 1994, the Company and its regulated affiliates received notice that identified them as potentially responsible parties (PRPs) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, with respect to a Superfund site. There are approximately 175 other PRPs involved. A final determination has not been made for the Company and its regulated affiliates' share of remediation costs based on the amount of materials sent to the site. However, the Company and its regulated affiliates estimate that their combined share of the cleanup liability will not exceed $1 million, which has been accrued by the Company and its regulated affiliates as a liability at December 31, 1999.

                                                  The Potomac Edison Company


The Company and its regulated affiliates have also been named as defendants along with multiple other defendants in pending asbestos cases involving multiple plaintiffs. While the Company believes that all of the cases are without merit, the Company cannot predict the outcome of the litigation. The Company has accrued a reserve of $1.7 million as of December 31, 1999, related to the asbestos cases as the potential cost to settle the cases to avoid the anticipated cost of defense.

The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified Allegheny Energy of their intent to commence civil actions against Allegheny Energy or certain of its subsidiaries alleging violations at the Fort Martin Power Station under the Federal Clean Air Act, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Similar actions may be commenced by other governmental authorities in the future. Fort Martin is a station located in West Virginia and is now jointly owned by the Company and its affiliates, Allegheny Energy Supply Company and Monongahela Power. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the
State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, Allegheny Energy and its subsidiaries are not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.

In the normal course of business, the Company becomes involved in various legal proceedings. The Company does not believe that the ultimate outcome of these proceedings will have a material effect on its financial position.

Leases
The Company's lease obligations as of December 31, 1999, and 1998 were not material.

                                                  The Potomac Edison Company






REPORT OF MANAGEMENT

The management of the Company is responsible for the information and representations in the Company's financial statements. The Company prepares the financial statements in accordance with generally accepted accounting principles based upon available facts and circumstances and management's best estimates and judgements of known conditions.

The Company maintains an accounting system and related system of internal controls designed to provide reasonable assurance that the financial records are accurate and that the Company's assets are protected. The Company's staff of internal auditors conducts periodic reviews designed to assist management in maintaining the effectiveness of internal control procedures. PricewaterhouseCoopers LLP, an independent accounting firm, audits the financial statements and expresses its opinion on them. The independent accountants perform their audit in accordance with generally accepted auditing standards.

The Audit Committee of the Board of Directors, which consists of three outside Directors, meets periodically with management, internal auditors, and PricewaterhouseCoopers LLP to review the activities of each in discharging their responsibilities. The internal audit staff and PricewaterhouseCoopers LLP have free access to all of the Company's records and to the Audit Committee.



Alan J. Noia                                    Michael P. Morrell
Chairman and                                    Vice President and
Chief Executive Officer                         Chief Financial Officer

                                                  The Potomac Edison Company





REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and the Shareholder of The Potomac Edison Company


In our opinion, the accompanying balance sheets, statements of capitalization and the related statements of income, of retained earnings and of cash flows present fairly, in all material respects, the financial position of The Potomac Edison Company (a subsidiary of Allegheny Energy, Inc.) at December 31, 1999, and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
February 3, 2000

                                                  The Potomac Edison Company


 QUARTERLY FINANCIAL INFORMATION
 (Thousands of Dollars)


                                                                    Quarter Ended
                                                1999                                             1998
                              Dec.*      Sept.     June        March        Dec.       Sept.       June       March
 Electric operating
   revenues.............   $186,099   $189,489    $174,691    $202,978    $177,744   $190,533    $177,519    $191,698
 Operating income.......     28,736     34,348      27,543      45,095      34,458     36,680      30,036      37,622
 Income before
   extraordinary charge,
   net..................     19,191     26,492      18,736      36,164      25,757     27,299      20,504      27,922
 Extraordinary charge, net  (16,949)
 Net income.............      2,242     26,492      18,736      36,164      25,757     27,299      20,504      27,922



 *Results for the fourth quarter of 1999 reflect charges for Maryland
restructuring and a long dormant pumped-storage   generation project.

SUMMARY OF OPERATIONS
Year ended December 31
(Thousands of Dollars)


                                            1999        1998        1997       1996        1995        1994
Electric operating revenues:
  Residential..........................   $330,299    $309,058    $299,876   $324,120    $316,714    $296,090
  Commercial...........................    168,469     156,973     148,287    146,432     145,096     135,937
  Industrial...........................    212,205     206,638     198,174    196,813     200,890     195,089
  Wholesale and street lighting.......       5,821(a)   27,667      30,443     32,907      27,028      26,109
    Revenues from regular customers....    716,794     700,336     676,780    700,272     689,728     653,225
  Affiliated...........................     11,352       9,401       9,687      2,399       2,525       2,716
  Other non-kWh........................        539       1,358      (1,273)      (405)       (961)     (4,647)
  Bulk power...........................      8,410      11,690      10,035      7,577       4,566       8,932
  Transmission and other
    energy services....................     16,162      14,709      13,552     16,917      14,811      12,675
    Total..............................    753,257     737,494     708,781    726,760     710,669     672,901

Operation expense......................    396,153     369,998     359,350    373,133     374,731     362,167
Maintenance............................     57,257      52,186      56,815     62,248      60,052      58,624
Internal restructuring charges
  and asset write-off..................                                        26,094       6,847
Depreciation...........................     75,917      74,344      71,763     71,254      68,826      59,989
Taxes other than income................     50,924      49,567      47,585     45,809      47,629      46,740
Taxes on income........................     37,284      52,603      44,496     34,132      36,936      33,126
Allowance for funds used
  during construction..................     (1,993)     (1,576)     (2,830)    (2,491)     (1,752)     (5,874)
Interest charges.......................     44,902      48,187      49,823     50,197      51,179      46,456
Other income, net......................     (7,770)     (9,297)    (13,976)   (11,791)    (12,044)    (10,310)

Income before extraordinary charge and
  cumulative effect of accounting
  change...............................    100,583     101,482      95,755     78,175      78,265      81,983
Extraordinary charge, net (b) .........    (16,949)
Cumulative effect of accounting
  change, net (c)......................                                                                16,471
Net income.............................   $ 83,634    $101,482    $ 95,755   $ 78,175    $ 78,265    $ 98,454

Return on average common equity (d)....      13.20%      13.90%      13.44%     11.42%      11.34%      11.86%




(a) Includes reduction of $19,949 related to Maryland settlement.
(b) Write-off in connection with deregulation proceedings in Maryland.
(c) To record unbilled revenues, net of income taxes.
(d) Excludes the cumulative effect of the accounting change in 1994 and the extraordinary charge, net and a charge for a long dormant pumped-storage generation project in 1999. Includes the effect of internal restructuring in 1995 and 1996.


                                                  The Potomac Edison Company


 FINANCIAL AND OPERATING STATISTICS


                                           1999         1998         1997         1996         1995         1994
 PROPERTY, PLANT, AND EQUIPMENT
   at Dec. 31 (Thousands):
     Gross................................ $2,322,104   $2,249,716   $2,196,262  $2,124,956   $2,050,835   $1,978,396
     Accumulated depreciation.............   (998,710)    (926,840)    (859,076)   (791,257)    (729,653)    (673,853)
       Net................................  1,323,394   $1,322,876   $1,337,186  $1,333,699   $1,321,182   $1,304,543

 GROSS ADDITIONS TO PROPERTY
   (Thousands)............................ $   91,622   $   60,525   $   78,298  $   86,256   $   92,240   $  142,826

 TOTAL ASSETS at Dec. 31
  (Thousands)............................  $1,638,851   $1,728,619   $1,688,482  $1,696,904   $1,654,444   $1,629,535

 CAPITALIZATION at Dec. 31:
   (Thousands):
     Common stock......................... $  700,422   $  762,912   $  689,781  $  678,116   $  667,242   $  658,146
     Preferred stock:
       Not subject to mandatory redemption.                 16,378       16,378      16,378       16,378       36,378
       Subject to mandatory redemption....                                                                     25,200
     Long-term debt and QUIDS.............    510,344      578,817      627,012     628,431      628,854      604,749
                                            $1,210,766  $1,358,107   $1,333,171  $1,322,925   $1,312,474   $1,324,473
   Ratios:
     Common stock.........................      57.8%        56.2%        51.8%       51.3%        50.8%        49.7%
     Preferred stock:
       Not subject to mandatory redemption.                    1.2          1.2        1.2          1.3          2.7
       Subject to mandatory redemption....                                                                       1.9
     Long-term debt and QUIDS.............       42.2         42.6         47.0       47.5         47.9         45.7
                                                100.0%       100.0%       100.0%     100.0%       100.0%       100.0%
 GENERATING CAPABILITY--
   kW at Dec. 31                             2,099,120   2,073,292     2,073,292  2,072,292    2,072,292    2,072,292

 KILOWATT-HOURS (Thousands):
   Sales Volumes:
     Residential..........................  4,643,621    4,401,238    4,290,117   4,599,758    4,377,416    4,214,997
     Commercial...........................  2,667,928    2,498,546    2,331,789   2,288,229    2,213,052    2,136,081
     Industrial...........................  5,841,102    5,922,274    5,593,722   5,567,088    5,485,220    5,339,737
     Wholesale and street lighting........    683,691      657,357      666,383     724,011      603,572      591,799
       Sales to regular customers......... 13,836,342   13,479,415   12,882,011  13,179,086   12,679,260   12,282,614
     Affiliated...........................    894,094      498,069      591,876      47,781       52,967       61,815
     Bulk power...........................    233,189      402,635      369,732     315,808      173,110      331,832
     Transmission and other
       energy services....................  2,789,957    2,470,365    4,044,837   5,617,912    4,740,010    3,031,339
       Total sales volumes................ 17,753,582   16,850,484   17,888,456  19,160,587   17,645,347   15,707,600
   Output and Delivery:
     Steam generation..................... 11,483,502   11,254,505   11,002,533  10,762,678   10,410,118   10,464,607
     Hydro and pumped-storage generation..    413,206      416,983      370,026     401,998      395,315      426,550
     Pumped-storage input.................   (499,497)    (486,823)    (426,087)   (455,142)    (452,151)    (506,213)
     Purchased power......................  4,493,128    4,190,098    3,934,815   3,639,519    3,318,302    3,033,744
     Transmission and other
       energy services....................  2,789,957    2,470,365    4,044,837   5,617,912    4,740,010    3,031,339
     Losses and system uses...............   (926,714)    (994,644)  (1,037,668)   (806,378)    (766,247)    (742,427)
       Total transactions as above........ 17,753,582   16,850,484   17,888,456  19,160,587   17,645,347   15,707,600

 CUSTOMERS at Dec. 31:
   Residential............................    346,821      339,584      333,224     327,344      321,813      315,309
   Commercial.............................     45,968       44,828       43,794      42,670       41,759       40,927
   Industrial.............................      5,235        5,122        5,010       4,887        4,733        4,595
   Other..................................        620          641          598         571          543          524
     Total customers......................    398,644      390,175      382,626     375,472      368,848      361,355

 RESIDENTIAL SERVICE:
   Average use-
     kWh per customer.....................     13,523       13,093       13,003      14,179       13,729       13,506
   Average revenue-
     dollars per customer.................     961.92       919.42       908.87      999.10       993.35       948.76
   Average rate-
     cents per kWh........................       7.11         7.02         6.99        7.05         7.24         7.02
